Investor Letter Q2 2023 July 25, 2023 This Investor Letter contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. Exhibit 99.2

2SNAP INC. | Q2 2023 | INVESTOR LETTER We began the second quarter of 2023 with a strong focus on growing our community, accelerating our revenue growth, and leading in augmented reality. Our community grew to 397 million daily active users (DAU) in Q2, and we are working to deepen engagement with our content platform, with the number of content viewers and total time spent watching content increasing globally year-over-year. Our focus on visual communication between friends and family is a strategic advantage that has enabled us to build engaging and retentive products and services across our platform. The high frequency of communication on Snapchat is also a unique advantage for our content platform, as content sharing among friends drives viewership growth. To return to a higher rate of revenue growth, we are focused on three key priorities: First, investing in our products to sustain community growth and deepen engagement. Second, investing heavily in our direct-response business to deliver measurable return on spend for our advertising partners. Third, cultivating new sources of revenue to diversify our topline growth to build a more resilient business. We generated revenue of $1,068 million in Q2, a decrease of 4% year-over-year and an increase of 8% quarter-over- quarter. In Q1 of this year, we made changes to our ad platform to unify the ad experience across our service and retrained our models to drive more in-session click-through conversions. We made these changes because we believe that sustained long-term growth in advertising revenue comes from building a broader and more diverse base of successful advertisers on our platform, and this will be realized through a combination of improved ad platform performance and go-to-market support that better empowers clients to find success on our platform. In Q2, we made progress toward improving results for advertisers through machine learning (ML) model updates and infrastructure improvements, new ways of measuring and optimizing advertising spend, and new leadership for our go-to-market efforts. We are pleased to see that this progress is beginning to translate into improved results with record active advertisers in Q2, up more than 20% year-over-year, and through improved advertiser retention compared to the same time period last year. We made progress diversifying our revenue through Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features, which now has more than 4 million subscribers. We are excited about the early progress we are making with AR Enterprise Services (ARES), our first SaaS offering which helps retailers use our augmented reality platform to drive sales and reduce returns on their own applications and websites. We also rolled out My AI globally, and we recently began early testing of sponsored links in conversations with My AI. Diversifying our revenue growth is an important strategic initiative, and we believe our leadership in messaging and AR technology provides a strong foundation to help connect businesses to our large and engaged community. We are calibrating our investment levels to build a path to free cash flow break-even or better, even with reduced rates of revenue growth. We will continue to invest with a long-term perspective, especially in areas that are critical to realizing the long-term opportunity of augmented reality. While our strategic investments in cloud-based ML

DAILY ACTIVE USERS Our community grew 14% year-over-year to reach 397 million DAU. 3SNAP INC. | Q2 2023 | INVESTOR LETTER infrastructure have put downward pressure on margins in the short term, there are early signs that the improvements to ranking and personalization of our content and ad platforms are leading to deeper engagement with content by our community and stronger returns on investment for our advertising partners. We have further scrutinized our operating costs in order to invest incrementally only where it is necessary to achieve our strategic priorities and, in particular, to drive topline revenue acceleration. As a result, total adjusted operating expenses are down 8% year-over-year, while headcount decreased approximately 20% from our peak headcount in mid-Q3 of 2022. Last year, we reorganized our team, reprioritized our business initiatives, and laid out our strategy to reaccelerate revenue growth by investing in community growth and engagement, improving our direct-response advertising business, and diversifying the sources of our revenue. While we are still far from achieving the revenue growth to which we aspire, we believe that the momentum we have established in community growth and content engagement, the significant improvements we are seeing in return on investment for direct-response advertisers, and the early growth of Snapchat+ to more than 4 million subscribers, demonstrate progress and further validate our strategic focus. Community Growth Our focus on designing innovative products and services that enhance relationships with friends, family, and the world continues to drive the growth of our global community. In Q2, we reached 397 million DAU, an increase of 14% year-over-year. DAU increased quarter-over-quarter and year-over-year in each of North America, Europe, and Rest of World regions, and across both iOS and Android platforms. DAU in North America grew by 2 million year- over-year to reach 101 million, and DAU in Europe grew by 8 million year-over-year to reach 94 million. In the Rest of World region, where we see significant long-term potential for community growth, we continued to grow at elevated rates, with DAU growing by 40 million year-over-year to reach 202 million.

SPOTLIGHT



Spotlight
10M
Chili Pepper Cooks
#cooking #bread
@chilipeppers's Sound
1.1K
620K

Spotlight monthly active users
exceeded 400 million
on average in the quarter,
up 51% year-over-year,
while time spent watching Spotlight content more than tripled year-over-year in Q2.

In Q2, overall time spent watching content globally grew year-over-year, driven primarily by strong growth in total time spent watching Spotlight. The number of viewers who engaged with content globally also grew year-over-year, which we believe is an important input to revenue growth over time, given the value of incremental reach to advertisers. We continued to work on deepening engagement with our content platform by investing in four key areas: Stories, Spotlight, Creators, and Media Partners.

First, we are focused on increasing engagement with our Stories platform by leveraging improved ranking and personalization. In Q2, we made several ranking improvements resulting in users seeing more relevant and timely content. For example, we increased the sample size of the data we use from Snapchatters' engagement across our service to train our ML models to better personalize and rank Stories content. We are also finding new ways to inspire Snapchatters to share moments with their friends. For example, we continue to see early progress with our recent launch of Communities, a new type of shared Story that enables students with a verified .edu email address to add to a shared Campus Story and build friendships with their classmates. In Q2, Snapchatters who signed up to be in a high school or college community more than doubled quarter-over-quarter, and Community Snaps were viewed more than 27 million times per day, on average.

Second, we continued to improve and grow Spotlight by investing in more advanced ML models and better integrating Spotlight into the overall Snapchat experience. This quarter, Spotlight monthly active users (MAU) exceeded 400 million on average, up 51% year-over-year, while time spent watching Spotlight content more than tripled year-over-year in Q2. In addition, we are working to make Spotlight a cultural destination that provides an opportunity for creators to grow their audience and get rewarded for making entertaining content. For example, in Q2, we programmed Spotlight Challenges around holidays such as Mother's Day, Father's Day, Pride Month, and tentpole events including Coachella, the NFL Draft, and AAPI Heritage Month.

SNAP INC. | Q2 2023 | INVESTOR LETTER 4

CREATORS


Livvy Dunne
2h ago
this leo>
View Profile

LSU gymnast and content creator Livvy Dunne's Stories have amassed more than 690 million views

since January.

Third, we are driving growth in our creator ecosystem by supporting the creator community with monetization opportunities and content creation tools while bringing creator content to more surfaces across Snapchat. One way we reward creators is through our Stories revenue share program, and we expanded this program in Q2 by onboarding hundreds of new creators in order to generate more diverse content for our community. Due in part to these initiatives, total time spent watching Stories from creators in the revenue share program in the US has more than tripled year-over-year. For example, LSU Gymnast and content creator Livvy Dunne joined our Stories revenue share program this year and has leaned into the platform by sharing daily moments to her fans on Snapchat, resulting in a large and engaged audience — since January, her Stories have amassed more than 690 million views. In addition, in Q2, we made it easier for brands and creators to work together with the US launch of the Snap Star Collab Studio, in partnership with four agencies, which enables brands to partner and drive results with Snap Stars.

Lastly, we continue to onboard new media partners to expand the selection and localization of our content to deliver a rich content experience to Snapchatters. In Q2, we added new publisher deals and renewed agreements with ITV in the UK, ProSieben in Germany, Network 18 in India, and ESPN in the Netherlands.

The Snap Map is a unique and differentiated contextual map experience, used by more than 350 million Snapchatters on a monthly basis,[1] that makes it easier to see what your friends are up to, discover interesting places, and view content from Snapchatters that offers a look into what is happening around the world in near real-time. Over the past year, we've made it easier to find popular restaurants, made the Snap Map more dynamic by suggesting places Snapchatters might like, updated Place Profiles to include video reviews from Snapchatters, and made Places more visual by launching Place Stories on the basemap.

We continue to deliver new products to our community with the

SNAP INC. | Q2 2023 | INVESTOR LETTER 5

MY AI


My AI
ME
What are the best places in Midtown Manhattan for a 10-person birthday get together.
ME
We're on a budget.
MY AI
The Admiral in Midtown is a classic, and they can accommodate larger groups. Another option could be Abbi's Pizza, known for their brick oven pizzas. Both are great spots for a birthday dinner and won't break the bank!
The Admiral
Bar • 1.3 miles
147
Abbi's Pizza
Pizza • 0.7 miles
103
Send a chat

More than 150 million people have sent more than **10 billion messages** to My AI since launch.

introduction of My AI and other generative AI opportunities. My AI, our AI-powered chatbot, is now available to all Snapchatters globally. Our community is using My AI as a new tool for creativity, inspiration, and recommendations, and has adopted My AI to learn more about areas such as travel, food and dining, beauty and fitness, shopping, cars, sports, entertainment, and education. Since launching My AI, more than 150 million people have sent more than 10 billion messages, which we believe makes My AI one of the most used AI chatbots available today.

My AI has the potential to improve our platform in three significant ways: First, we are learning more about our community's interests in a privacy-centric way that is able to inform our entire platform, from augmented reality to content and advertising. Second, My AI is able to leverage product features across Snapchat to suggest content, including places on the Snap Map, augmented reality Lenses, and videos from Stories and Spotlight. Third, we have begun early testing of sponsored links within My AI, which connect our community with business partners who are directly relevant to their conversations.

Revenue Growth

At the start of the year, we made changes to our ad platform to unify the ad experience across our service by transitioning to a click-based ad interaction across our advertising formats, and we updated and retrained our models to optimize for more in-session click-through conversions. Our revenue growth remained challenged in Q2, as some of the headwinds we experienced as a result of the ad platform changes continued into the quarter. Our brand-oriented advertising business declined 8% year-over-year, and our direct-response advertising business declined 7% year-over-year in Q2. In Q2, we saw certain advertiser verticals perform relatively better than others, including CPG, Restaurants, Travel, and Retail.

In Q2, we continued to make progress in improving our ML infrastructure and systems for ad ranking and optimization. This

SNAP INC. | Q2 2023 | INVESTOR LETTER 6

HISMILE


Hismile
Add DELICIOUS to YOUR routine
Hismile
Add DELICIOUS to YOUR routine
Ad
Shop Now

9x

increase in measured last-click conversion rate

28x

increase in last-click attributed ROAS

is a large-scale transformation that impacts every facet of our data and ML stack and will continue over the coming quarters. A significant improvement we made during Q2 involved using a broader set of features and labels for the training of our ML models. This has enabled the training of more precise and effective models that better predict click-through conversions. Additionally, we accelerated the pace of experimentation with various new model architectures. This has enabled us to explore innovative ways to enhance the performance of our ML models. For example, as part of our optimization efforts, we launched a set of unified Pixel models that have improved Click-Through Pixel Purchase conversions. The combination of these improvements has led to more relevant ads and a more than 30% increase in purchase-related conversions quarter-over-quarter.

In Q2, we also improved our privacy-centric first-party measurement offerings by focusing on the quantity, quality, and integrity of data signals. For example, we introduced our Event Quality Score (EQS) system to advertisers to measure the quality and integrity of their data, which we expect will lead to improvement in attribution and advertiser performance. For example, the median Pixel Purchase EQS for the top 50 advertisers increased by more than 20% after we shared this score with them, and they took action to improve it. We also made fundamental improvements to our privacy-preserving identity graph and modeled conversions, which will strengthen the connection between identity, attribution, and optimization.

In addition, we expanded adoption of our new 7/0 Pixel Purchase optimization, which enables advertisers to bid for attributed 7-day click-through conversions directly. We are seeing significant adoption of this new 7/0 optimization model, which contributed to a more than 40% quarter-over-quarter increase in 7/0 Pixel Purchase conversions. Advertisers are seeing early success with this bidding objective, resulting in more retentive and durable ad spend for our platform. For example, Hismile, a performance-driven brand, launched a campaign leveraging our 7/0 optimization

SNAP INC. | Q2 2023 | INVESTOR LETTER 7

VINE APPAREL


Vine Apparel
Getting dressed made easy
vine apparel
Cordelia Top
in Khaki
Vine Apparel
Getting dressed made easy
Ad
Shop Now

165% increase in last-click ROAS

64.3% reduction in cost per acquisition

window, achieving an over 9x increase in measured last-click conversion rate and over 28x increase in last-click attributed ROAS, when compared to their prior campaign leveraging 28/1 optimization.

When we initiated our ad platform changes in Q1, we anticipated that some of our existing large customers could be disrupted by the changes, but also anticipated that, over time, we would emerge as a business where a more diverse set of advertisers could find success on our platform, and where lower-funnel optimizations could deliver better ROAS for our advertising partners. As we exit Q2, we are encouraged to see some proof points emerging that indicate our efforts are having the intended effect, including the record number of active advertisers on our ad platform in Q2, up more than 20% from the prior year, with a more diverse set of advertisers using our measurement solutions, adapting to our ad platform changes, and achieving positive results. While this larger base of more diverse customers is not yet sufficient to offset the disruption to a small number of larger advertisers, we are also seeing improved advertiser retention over the same time period last year, which is encouraging, as we believe this is a critical input to sustained revenue growth over time. We were also encouraged to see year-over-year growth in advertiser spending on lower-funnel optimizations in Q2 of 2023, which we believe reflects the work we have done to improve ranking and optimization.

We are encouraged to see this early progress reflected in the results we are delivering for our advertising partners. For example, Esmi Skin Minerals and their digital agency, Firebrand Digital, achieved over 8x improvement in ROAS year-over-year and a decrease in cost per action of 83% year-over-year by optimizing through our Pixel Purchase offering. In addition, e-commerce clothing retailer Vine Apparel leveraged Snap Ads and our 7/0 optimization window to drive significant performance for their brand. The campaign achieved a 165% increase in last-click ROAS and a 64.3% reduction in cost per acquisition, when compared to their prior campaign leveraging 28/1 optimization.

SNAP INC. | Q2 2023 | INVESTOR LETTER 8

SNAPCHAT+


App Theme
Reset
Camera Recording
Capture Button
Recording Frame
Navigation
Selected Tab
Notification Badge
Navigation Background
Chat
Use Theme

Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features, reached more than 4 million paying subscribers in Q2, one year after launch.

We continue to support our large brand and agency advertisers with innovative advertising solutions to reach the Snapchat community. For example, at IAB NewFronts in May, we launched ads in Spotlight, as well as First Story, which enables advertisers to take over the first video ad between Friends Stories. First Story is the latest offering in our takeover lineup, following First Commercial and First Lens, and we are already seeing early success. For example, L'Oréal leveraged Snap Ads, AR, and First Story takeover for their Maybelline Eid campaign, achieving an 8-point lift in brand awareness. The results were even better with their First Story takeover solution, achieving a 14-point lift in brand awareness for the exposed audience.

In Q2, we continued to diversify our revenue with Snapchat+, AR advertising, and the recent launch of ARES. Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features, reached more than 4 million paying subscribers in Q2, one year after launch. We are pleased with the adoption we are seeing with Snapchat+ and remain focused on growing our subscriber base and offering new and innovative features. In Q2, we introduced new Snapchat+ features including new app icons, custom themes, and Bitmoji pets and cars on the Snap Map. Snapchat+ also enables us to test new features at scale, which we then refine over time as we learn how our community is engaging with them.

Augmented reality represents an opportunity for businesses to deliver unique and memorable AR experiences to consumers and drive strong business results. Immersive AR is a key differentiator that we offer, and our focus is to continue making it easier for advertisers to create AR assets and launch an AR campaign. Through AR, advertisers are finding success launching AR campaigns around tentpole moments, allowing them to amplify their campaigns with AR. Advertisers who add AR to their campaign marketing mix are increasing the performance and reach of their campaigns. For example, McDonald's leveraged our First Lens and First Commercial takeover for the McHappy

SNAP INC. | Q2 2023 | INVESTOR LETTER 9

NAIL SEGMENTATION


O·P·I
NAIL
LACQUER
Suzi without a Paddle

We partnered with OPI on a Lens featuring Snap AR's first-of-its-kind tech called Nail Segmentation.

Day campaign to reach the Australian Snapchat community at scale. By adding a First Lens to their First Commercial campaign, McDonald's nearly doubled the total reach of their campaign on Snapchat, enabling them to reach one-third of their total campaign audience in a single day.

Augmented Reality

Longer term, we are investing in AR to make our technology increasingly faster and more realistic, given these are important inputs to driving adoption, engagement, and retention. We are also scaling and making our AR platform more accessible through Lens Studio, allowing developers to build unique and innovative AR experiences. In Q2, we launched several ML driven features in Lens Studio, which are enabling richer and more immersive AR experiences. First, we introduced our newest retouch feature powered by ML in Lens Studio, which enables creators to easily switch on ML Retouch for realistic skin retouch and accurate texture. Second, we announced a partnership with Roboflow that enables Lens Studio developers to use Roboflow's ML tools to easily train and bring models directly into SnapML. And lastly, we launched Lens Performance Toolkit in Lens Studio, which offers developers a dashboard view of performance-related metrics for Lenses in development.

We are focused on making our try-on technology more sophisticated over time. For example, in Q2, we partnered with OPI on a Lens featuring Snap AR's first-of-its-kind tech called Nail Segmentation, which makes the digital nail polish try-on experience more realistic than ever before. We are making significant progress building a differentiated platform that provides value to our community, developers, and businesses by listening to their feedback and insights. To further support our developer community, we launched our first Snap AR Learning Hub, which includes AR courses to teach different AR development concepts in Lens Studio, along with a library of live streams and product tutorials. We are working to grow our AR platform's presence and use cases outside of Snapchat through Camera Kit. For example,

SNAP INC. | Q2 2023 | INVESTOR LETTER 10

REVENUE ($) Q2 ‘22 1,111M Q2 ‘23 1,068M GAAP GROSS MARGIN ($) Q2 ‘22 665M Q2 ‘23 571M ADJUSTED GROSS MARGIN ($)2 54% Adjusted Gross Margin Q2 ‘22 673M Q2 ‘23 576M 11SNAP INC. | Q2 2023 | INVESTOR LETTER Camera Kit Live was launched to additional music tours, venues, and events, including Duran Duran’s successful arena tour, the Barclays Center in Brooklyn, New York, and the NBA draft. Financials Q2 revenue was $1,068 million, down 4% year-over-year, which is favorable to the internal forecast for Q2 that we shared when reporting prior quarter results. There continues to be a small number of our top advertising partners who have been most impacted by the changes to our ad platform, and their spending impact is highly concentrated in North America, where revenue declined 13% year-over-year compared to 7% growth in Europe and 28% growth in the Rest of World region. Among the small number of clients most impacted by the changes in Q1, approximately half returned to prior year spend levels or better in Q2, and we were pleased to see early indicators of ad platform improvement begin to emerge, with record active advertisers in Q2, up more than 20% year-over-year, improved advertiser retention compared to the same time period last year, and growth in spending on lower- funnel advertising optimizations year-over-year. In Q2, global impression volume grew 5% year-over-year, which reflects the continued growth of our Stories revenue share program as well as expanded advertising within Spotlight. eCPM declined 12% year-over-year, which reflects the growth in impressions combined with the impact of a challenging advertising demand environment. Adjusted gross margin was 54% in Q2, a decrease of 7 percentage points year-over-year. This was due in large part to the combination of the year-over-year decline in revenue and growth in infrastructure costs. Infrastructure cost per DAU was $0.70 in Q2, which is within the range we provided in Q1, and up from $0.58 in the prior year and $0.59 in the prior quarter. The significant increase in infrastructure investment per DAU in Q2 was driven by a combination of incremental investments in ML infrastructure to support monetization and deepen content engagement,

ADJUSTED OPERATING EXPENSES ($)3 Q2 ‘22 665M Q2 ‘23 615M GAAP OPERATING EXPENSES ($) Q2 ‘22 1,065M Q2 ‘23 975M -8% year-over-year -8% year-over-year ADJUSTED EBITDA ($)4 Q2 ‘22 7M Q2 ‘23 -38M GAAP NET INCOME ($) Q2 ‘22 Q2 ‘23 -377M -422M 12SNAP INC. | Q2 2023 | INVESTOR LETTER investments in generative AI including support for generative AI Lenses, and investments to support My AI infrastructure and engagement. Adjusted operating expenses were $615 million in Q2, down 8% year-over-year, with the year-over-year decline reflecting the reprioritization of our cost structure in Q3 of last year. We ended Q2 with 5,286 full-time headcount, which was down by 18% year- over-year, and down approximately 20% from our peak headcount in mid-Q3 of 2022, as we continue to rigorously prioritize hiring to fund only our most urgent priorities, including the acceleration of topline revenue. Adjusted EBITDA was negative $38 million in Q2, which decreased from positive $7 million in Q2 of the prior year, but above our expectations entering the quarter, reflecting better-than- forecasted revenues and lower-than-forecasted costs. Net loss was $377 million in Q2, compared to a net loss of $422 million in Q2 of the prior year. The $45 million improvement largely reflects $40 million lower depreciation and amortization, $35 million higher net interest income, and $16 million in favorable investment impacts, which were partially offset by the flow-through of the $46 million decline in Adjusted EBITDA. GAAP SBC and related expenses of $326 million in Q2 reflect a combination of legacy equity grants based on our share price in 2020 and 2021, as well as more recent grants priced closer to current market price. GAAP SBC costs are expensed based on the grant date fair value of the underlying shares and, therefore, are much higher than both the market value of the shares as they vested in Q2 and the target equity compensation of our team members. The market value of the shares as they vested to our team in Q2 — based on our weighted average share price of $9.94 in Q2 — was $214 million. This $214 million market value was $112 million lower than the GAAP expense reported, closer to our team’s target compensation for Q2 than the GAAP expense, and a better representation of the amount it would cost to offset the

CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES ($) Q2 ‘22 4,872M Q2 ‘23 3,689M Trailing Twelve Months Free Cash Flow was $81 million Trailing Twelve Months Operating Cash Flow was $250 million 13SNAP INC. | Q2 2023 | INVESTOR LETTER impact of SBC through stock repurchases. Due in large part to the approximately $1 billion in stock repurchases completed in the second half of 2022, net share count growth was 1.6% year-over- year in Q2. Free cash flow was negative $119 million in Q2 as we collected seasonally lower revenues generated in Q1. Trailing twelve months free cash flow was $81 million as we continue to carefully prioritize our investments to create a path to positive FCF even at reduced rates of growth. Operating cash flow was negative $82 million while trailing twelve months operating cash flow was $250 million. We ended Q2 with $3.7 billion in cash and marketable securities on hand, down from $4.9 billion one year ago and $4.1 billion at the end of the prior quarter. The year-over-year change in our cash balance largely reflects $1 billion in stock repurchases partially offset by positive operating cash flow. The quarter-over-quarter decline in ending cash largely reflects a $238 million deferred payment for an acquisition completed in 2021 that we elected to make in cash rather than shares, given our valuation at the time of the payment, as well as the operating cash flow impacts noted earlier. As we enter Q3, we anticipate continued robust growth in our global community and, as a result, our financial guidance for Q3 is built on the assumption that DAU will reach 405 million to 406 million in Q3. From a revenue perspective, our business remains in a period of rapid transition as we work to improve our advertising platform, while forward visibility of advertising demand remains limited. Our guidance range for Q3 revenue reflects our best estimate of these factors, with total revenue estimated to be between $1,070 to $1,130 million implying negative 5% to flat year-over-year growth. At this level of revenue, we estimate that Adjusted EBITDA will be between negative $50 million and negative $100 million reflecting estimated infrastructure costs per DAU of $0.79 to $0.84 in Q3, as we continue to invest in ML, AI, and other infrastructure to improve the performance of our ad platform, drive deeper content engagement, and bring innovative

14SNAP INC. | Q2 2023 | INVESTOR LETTER product experiences to our community. This forecast also assumes modest sequential headcount growth as we continue to carefully calibrate our operating investments to focus on the inputs most essential to the acceleration of topline growth. Given the progress we have made with our ad platform, the leadership team we have built, the work we have done to reprioritize our cost structure, and the strength of our balance sheet, we believe we are well positioned to continue making progress on our top strategic priorities. As we move forward into Q3, we remain intently focused on investing in products and platforms to sustain community growth, investing heavily in our direct-response business to deliver measurable return on ad spend, and cultivating new sources of revenue to diversify our topline growth to build a more resilient business.

15SNAP INC. | Q2 2023 | INVESTOR LETTER 1. We define a Map Active User as a registered Snapchat user who opens the map at least once during the period of interest. Prior to June 2022, we reported Map Active Users using a different methodology. As a result, Map Active Users are not comparable to those in prior periods. 2. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non- cash or non-recurring items impacting net income (loss) from time to time. 3. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time. 4. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 5. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow.

Appendix

17SNAP INC. | Q2 2023 | INVESTOR LETTER This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, and geo-political conflicts, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay or refinance outstanding debt, or to access additional financing; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts and macroeconomic conditions, except as required by law. Forward Looking Statements

18SNAP INC. | Q2 2023 | INVESTOR LETTER To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other non-cash or non-recurring items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate non-GAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. Non-GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended				
Adjusted EBITDA reconciliation:	**6/30/23**	**3/31/23**	**12/31/22**	**9/30/22**	**6/30/22**
Net income (loss)	$(377,308)	$(328,674)	$(288,460)	$(359,502)	$(422,067)
Add (deduct):					
Interest income	(43,144)	(37,948)	(28,698)	(18,445)	(8,331)
Interest expense	5,343	5,885	5,312	5,425	5,549
Other (income) expense, net	(1,323)	(11,372)	20,043	(71,961)	16,910
Income tax (benefit) expense	12,093	6,845	4,206	9,241	6,999
Depreciation and amortization	39,688	35,220	34,975	34,068	79,291
Stock-based compensation expense	317,943	314,931	446,339	312,690	318,810
Payroll and other tax expense related to stock-based compensation	8,229	15,926	5,172	6,561	10,029
Restructuring charges[1]	--	--	34,386	154,563	--
Adjusted EBITDA[2]	**$(38,479)**	**$813**	**$233,275**	**$72,640**	**$7,190**

	Three Months Ended				
Free Cash Flow reconciliation:	**6/30/23**	**3/31/23**	**12/31/22**	**9/30/22**	**6/30/22**
Net cash provided by (used in) operating activities	$(81,936)	$151,102	$125,291	$55,945	$(124,081)
Less:					
Purchases of property and equipment	(36,943)	(47,630)	(46,925)	(37,836)	(23,370)
Free Cash Flow[3]	**$(118,879)**	**$103,472**	**$78,366**	**$18,109**	**$(147,451)**

1. Restructuring charges were composed primarily of severance and related charges of $6 million and $91 million for the three months ended December 31, 2022 and September 30, 2022, respectively, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are non-recurring and not reflective of underlying trends in our business.

2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time.

3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q2 2023 | INVESTOR LETTER

19